Exhibit 4.9

Cooperation Agreement of “2+2” Joint International Education Program

Party A: CIBT Education Group Inc. with Beijing Fenghua Education Consulting Co. Ltd.
Party B: Zhuzhou Professional Technology College
In order to take full advantage of its foreign communication and cooperation channels of CIBT Education Group Inc. with its subsidiary CIBT School of Business, also to provide university entrance examination candidates opportunities for international level of higher education, under consultations the two parties planned to build up a “2+2” international education program within Party B’s existing programs, which invests in advanced educational philosophy, courses and course materials, teachers, management models and so on.

Article One, Cooperation Projects

Educational cooperation and communication program: “2+2” program in undergraduate level
The program sets up two majors of “Business Administration” and “Computer Science and Technology”. It recruits high school graduates and equivalent graduates qualified by English and comprehensive tests. The education system divides into two stages: in first two years of stage one, under accordance with Party A students study on English and basic courses of major in Party B’s campus; in last two years of stage two, Party B will send qualified students to study aboard. Students can choose any foreign partner educational institutions of “2+2” program to be sent to and receive university degree of the chosen university. The foreign partner educational institutions include:

•	University of Portsmouth, United Kingdom
•	La Trobe University, Australia
•	Thomson Rivers University, Canada
•	UNITEC Institute of Technology, New Zealand
•	California State University at Sacramento, United States
•	Hanze University Groningen Applied Sciences, Netherlands (Three years in stage two)
•	Help University College, Malaysia

All of above foreign partner educational institutes are regular colleges and universities recognized by Chinese government.
Recruitment of the program should not be oversized. In principle, each major has one class per year with about 30 to 40 students. Before each year’s recruitment, both parties will mutually agree on enrollment.

Article Two, Rights and Responsibilities of Both Parties

Party A:

1.	Party A is responsible to ensure domestic credits recognized by foreign institutions.
2.	Party A is responsible to provide course material samples, curriculum and examination standards.
3.	Party A is responsible to investigate qualifications of Party B’s teachers.
4.	Party A is responsible to provide relevant information of admission to Party B, including English tests and professional comprehensive examination.
5.	Party A is responsible to do joint review with Party B on admission requirements, admission of students, and entry of agreements on student enrollment.
6.	Assisted by Party B, Party A should manage student status, including registration, credit management and etc.
7.	Party A is responsible to provide the inventory of course materials, and assist to purchase course materials in Beijing or even abroad as if Party B requests.
8.	Party A is responsible to do supervision of teaching quality, including sending specially-assigned person to listen lectures of Party B, as well as other supervisions of teaching quality.
9.	Party A is responsible to assist students in carrying out exit procedures, including material preparation and visa application and etc.
10.	On the regular basis, Party A is responsible to carry out the program management training to personnel of Party B.
11.	Party A is responsible to complete teaching task in stage one with Party B.
12.
If enrollment of Party B is less than 30 people, under consulting with Party B and students, Party A is responsible to carry out teaching and other relevant work. As well as pay to Party B enrollment compensation of RMB 6,000 per student. It should be transferred to Party B’s account in 60 working days after 30 days of first semester begins.

Party B:

1.
Party B is responsible for admission and carrying out of entrance examination: under consistence with Party A, publicity should be not prejudiced the legitimate rights and interests of both parties, and should be in accordance with the provisions of national law.

2.	Party B should provide information of candidates to Party A and assist Party A on admission of students
3.	Party B should assist Party A to manage student status
4.	In accordance with the regulations of Party A, Party B organizes teaching system, including setting up schedules, doing teaching evaluation and teaching quality surveys and so on.
5.	Party B is responsible to assist Party A with teacher arrangement, including investigating teacher qualification.

6.	Party B is responsible to provide a fixed teaching location and necessary teaching facilities.
7.	Party B is responsible for student management, including student participation and performance evaluation, and collecting assignments and etc.
8.	In accordance with Party A, Party B assists students with proper preparation of studying abroad, including assisting with Party A on relevant visa office job.
9.	Party B is responsible to supervise and organize students with the participation of IELTS tests.

Article Three, Financial Distributions

1.
Domestic tuition fee: Party B charges students for examination and registration, tuitions, textbooks, accommodation, and review fees of exit information, as well as providing the corresponding receipts. In addition, Party B is not allowed to charge students of any other extra fees. In 2009, the domestic tuition fees is RMB 32,000 Chinese yuan/ academic year; examination and registration fee of 100-200 Chinese yuan (pending); textbooks of 1,000 Chinese yuan / academic year that Party B received in advance, and if it is more than actual fees, Party B should return it to Party A, and if it is less than actual fees, Party A should pay for the extra to Party B; accommodation fees charged by Party B, and is consistent with the fee collection standard known by the students; review fee of exit information of about 3,000 to 6,000 Chinese yuan; IELTS examination fee and visa fees are paid by students.

2.
Foreign tuition fee: about 5,000 to 20,000 US dollars/ academic year; living expenses: 4,000 to 9,000 US dollars/ academic year, which differentiate from different countries. All fees are paid by students.

3.
Management fee: Party A pays to Party B of fees of student management, classroom usage for teaching, teaching and management of student status, and so on, which in the domestic studying period—RMB 4,000 Chinese yuan per student in first year, and RMB 4,800 Chinese yuan per student in second year. It should be transferred to Party B’s account in 30 working days after 20 days of each first semester begins.

4.
In principle, Party A should pay for all the teaching costs. If Party A agrees to use Party B’s teachers for teaching, Party A should pay for Party B based on actual teaching hours. The fee collection standards for teaching hours should be consulted by both parties and confirm them in the forms of attachments.

5.	For each student introduced by Party B to the program, Party A should pay for its referral fees (11%of first year tuition fees in domestic study stage) .

Article Four, Risk Terms

1.
Both parties should be responsible for their own information provided, publicity and management methods, and copyright of teaching materials, as well as the legal responsibility relevant to these factors.

2.	Both parties do not need to take responsibility to Acts of God, such as floods, earthquakes, epidemics, riots, wars and so on.

Article Five, Effective Date and Termination of the Agreement

1.	The agreement enters into force: the agreement signed and sealed by both parties to enter into force with validity of 3 years.
2.	On 6 months before termination of the agreement, under consultation both parties should make a decision of either terminating the agreement or renewing the agreement.
3.	Termination of the agreement: under the certain following situations, the agreement can be terminated by either party:
1)	Either party violates with national laws or regulations
2)	Either party does not fulfill its obligations or responsibility in accordance with the agreement
3)	Either party acts with damages to the other party or relative corporations

Article Six, Disputes Disposal

1.	Disputes should be resolved through friendly consultations by both parties.
2.
Unsuccessful negotiations will be ultimately solved by supervision departments of both parties; if the foregoing discussions do not result in settlement or resolution of such dispute or difference, the matter may be settled through arbitration by submitting the case to the People’s Court at request of any party to the dispute.

There are 2 original copies of this agreement. Each of both parties has one original copy with the same binding power. Both followings signatures are to represent both Party A and Party B agreed on above terms.

Party A:	Party B:
CIBT Education Group Inc., Beijing Fenghua Education Consulting Co. Ltd.	Zhuzhou Professional Technology College
Representative:__________________
Representative:__________________	Date:__________________
Date:__________________